Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS

Santa Clara, Calif.—October 31, 2011—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and nine months ended October 1, 2011.

“We continue to manage through the current uncertainties stemming from the pending drive industry consolidations and, more recently, the further complication of the supply chain constraints resulting from the flooding in Thailand,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “Whereas a significant portion of the world’s hard drives are assembled in Thailand, the vast majority of disk media capacity is located in other regions and has not been directly affected by the floods. While uncertainty in the hard drive industry is expected to continue over the next few quarters, the third quarter ended on a positive note, with hard drive shipments reaching a new record high.

“We have made progress in diversifying our equipment business for future growth. We completed the installation of our second LEAN SOLAR deposition system and expect to ship our first LEAN SOLAR etch system to a leading solar manufacturer before year-end. In our Photonics business, we received a sizeable follow-on production order for our LIVAR cameras, and received a significant award for the continued development of our next generation EBAPS sensor technology,” concluded Mr. Fairbairn.

Third Quarter 2011 Summary

The net loss was $6.1 million, or $0.27 per diluted share, compared to net income of $13.2 million, or $0.58 per diluted share, in the third quarter of 2010.

Revenues were $19.3 million, including $12.4 million of Equipment revenues and Intevac Photonics revenues of $6.9 million. Equipment revenues consisted of upgrades, spares and service. Intevac Photonics revenues consisted of $1.5 million of research and development contracts and $5.4 million of product sales or 78% of Photonics revenues. In the third quarter of 2010, revenues were $64.6 million, including $55.9 million of Equipment revenues and Intevac Photonics revenues of $8.8 million, which included $3.5 million of product sales.

Equipment gross margin was 44.9%, compared to 48.8% in the third quarter of 2010, primarily as a result of decreased revenues and lower factory utilization. Intevac Photonics gross margin of 28.3% improved compared to 26.4% in the third quarter of 2010. The increase was primarily a result of improved manufacturing and warranty costs related to our night vision camera module for our NATO customer. Consolidated gross margin was 38.9%, compared to 45.8% in the third quarter of 2010. Operating expenses were $15.6 million, compared to $14.2 million in the third quarter of 2010, and increased primarily as a result of additional R&D investments in new equipment products.

Order backlog totaled $26.2 million on October 1, 2011, compared to $36.9 million on July 2, 2011 and $64.9 million on October 2, 2010. Backlog as of October 1, 2011 included one Solar system and no 200 Lean systems. Backlog as of October 2, 2010 included six 200 Lean systems.

First Nine Months 2011 Summary

The net loss was $15.8 million, or $0.69 per diluted share, compared to net income of $26.9 million, or $1.18 per diluted share, for the first nine months of 2010.

Revenues were $64.3 million, including $42.3 million of Equipment revenues and Intevac Photonics revenues of $22.0 million, compared to revenues of $166.4 million, including $141.5 million of Equipment revenues and Intevac Photonics revenues of $24.9 million, for the first nine months of 2010.

Equipment gross margin was 41.9%, compared to 47.1% in the first nine months of 2010, primarily as a result of lower revenues and lower factory utilization. Intevac Photonics gross margin of 28.6% improved compared to 25.7% in the first nine months of 2010, reflecting lower manufacturing and warranty costs related to our night vision camera module for our NATO customer. Consolidated gross margin was 37.4%, compared to 43.9% in the first nine months of 2010. Operating expenses were $46.3 million, compared to $41.9 million in the first nine months of 2010, and increased primarily as a result of additional R&D investments in new equipment products.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 15671522.

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.

Equipment Business: We are a leader in the design, development and marketing of high productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We provide process manufacturing equipment solutions to the hard disk drive industry, high-productivity process manufacturing equipment and inspection solutions to the solar photovoltaic industry and wafer handling platforms to the semiconductor industry.

Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, medical and scientific.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean®, EBAPS®, and LIVAR® are registered trademarks, and LEAN SOLARTM is a trademark, of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: expected recovery of the hard drive supply chain constraints, the demand for hard drives, the timing of shipments for our new products, and the future growth of our product portfolio for the solar cell manufacturing market. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: a slowdown in demand for hard drives, and the failure to deliver new products for the solar market and photonics market, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended

	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net revenues
Equipment	$12,384	$55,868	$42,379	$141,453
Intevac Photonics	6,937	8,759	21,950	24,914

Total net revenues	19,321	64,627	64,329	166,367

Gross profit	7,518	29,584	24,035	73,096
Gross margin
Equipment	44.9%	48.8%	41.9%	47.1%
Intevac Photonics	28.3%	26.4%	28.6%	25.7%

Consolidated	38.9%	45.8%	37.4%	43.9%

Operating expenses
Research and development	8,612	7,063	25,914	20,618
Selling, general and administrative	6,979	7,148	20,372	21,273

Total operating expenses	15,591	14,211	46,286	41,891

Operating income (loss)
Equipment	(5,358)	16,878	(14,423)	37,534
Intevac Photonics	(948)	(876)	(3,023)	(3,501)
Corporate	(1,767)	(629)	(4,805)	(2,828)

Total operating income (loss)	(8,073)	15,373	(22,251)	31,205

Interest and other income (expense)	140	(84)	438	379

Profit (loss) before income taxes	(7,933)	15,289	(21,813)	31,584
Provision(benefit) for income taxes	(1,817)	2,110	(6,047)	4,638

Net income (loss)	$(6,116)	$13,179	$(15,766)	$26,946

Income (loss) per share
Basic	$(0.27)	$0.59	$(0.69)	$1.21
Diluted	$(0.27)	$0.58	$(0.69)	$1.18
Weighted average common shares outstanding
Basic	22,951	22,383	22,843	22,288
Diluted	22,951	22,887	22,843	22,931

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	October 1 2011	December 31, 2010
	(Unaudited)	(see Note)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$73,370	$114,514
Accounts receivable, net	16,289	25,911
Inventories	19,754	20,671
Deferred income tax assets	3,572	3,124
Prepaid expenses and other current assets	6,957	6,630

Total current assets	119,942	170,850

Long-term investments	48,686	22,866
Property, plant and equipment, net	14,829	13,918
Deferred income tax assets	20,279	14,594
Goodwill	18,389	18,389
Other intangible assets, net	6,577	6,984
Other long-term assets	4,395	4,170

Total assets	$233,097	$251,771

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$5,454	$5,562
Accrued payroll and related liabilities	5,367	11,365
Other accrued liabilities	9,411	11,104
Customer advances	4,746	4,867

Total current liabilities	24,978	32,898

Other long-term liabilities	10,780	11,630
Stockholders’ equity
Common stock ($0.001 par value)	23	23
Additional paid in capital	145,510	139,824
Accumulated other comprehensive income	431	255
Retained earnings	51,375	67,141

Total stockholders’ equity	197,339	207,243

Total liabilities and stockholders’ equity	$233,097	$251,771

Note: Amounts as of December 31, 2010 are derived from the December 31, 2010 audited consolidated financial statements.